UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2011

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54374	26-4785427
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

416 South Bell Avenue

Ames, Iowa 50010

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000

Former name: REG Newco, Inc.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 23, 2011, REG Services Group, LLC and REG Marketing & Logistics Group, LLC (“REG Marketing”), each a wholly-owned subsidiary of Renewable Energy Group, Inc. (collectively, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto (“Lenders”) and Wells Fargo Capital Finance, LLC, as administrative agent. The Credit Agreement provides for the extension of revolving loans in an aggregate principal amount not to exceed $40.0 million, based on eligible inventory, accounts receivable and blenders’ credits of the Borrowers and the inventory of certain affiliates. The Credit Agreement has a stated maturity date of December 23, 2016.

Amounts borrowed under the Credit Agreement bear interest, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR rate plus the LIBOR Rate Margin (as defined in the Credit Agreement), which may range from 2.50 to 3.25 percent, based on the Quantity Average Excess Availability Amount (as defined in the Credit Agreement). All other amounts borrowed that are not LIBOR rate loans bear interest at a rate equal to the greatest of (i)(A) 1.75% per annum, (B) the Federal Funds Rate plus  1/2%, (C) the LIBOR Rate (which rate shall be calculated based upon an interest period of three months and will be determined on a daily basis), plus 1.5% points, and (D) the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” plus (ii) the Base Rate Margin (as defined in the Credit Agreement), which may range from 1.00 to 1.75 percent, based on the Quantity Average Excess Availability Amount. The Base Rate Margin is subject to reduction or increase depending on the amount available for borrowing under the Credit Agreement.

The Credit Agreement contains various loan covenants that restrict each Borrower’s ability to take certain actions, including restrictions on incurrence of indebtedness, creation of liens, mergers or consolidations, dispositions of assets, repurchase or redemption of capital stock, making certain investments, entering into certain transactions with affiliates or changing the nature of each Borrower’s business. In addition, the Borrowers are required to maintain a Fixed Charge Coverage Ratio (as defined) of at least 1.0 to 1.0 and to have Excess Availability (as defined) of at least $4 million. The Credit Agreement is secured by the Borrowers’ membership interests and substantially all of the Borrowers’ assets, and the inventory of REG Albert Lea, LLC and REG Houston, LLC, subject to a $25 million limitation. The Registrant has guaranteed the obligations of the Borrowers under the Credit Agreement, pursuant to the General Continuing Guaranty, dated as of December 23, 2011 (the “Guaranty Agreement”).

The foregoing description of the Credit Agreement and the Guaranty Agreement are qualified in their entirety by reference to the Credit Agreement and the Guaranty Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement

Concurrently with the Borrowers’ entry into the Credit Agreement described in Item 1.01 above, the Borrowers and the Registrant paid in full and terminated their existing Revolving Credit Agreement dated as of April 8, 2010 among the Borrowers, the Registrant and WestLB AG, New York Branch (the “WestLB Credit Facility”).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 23, 2011, the Borrowers entered into the Credit Agreement and the Registrant entered into the Guaranty Agreement described above. The information provided in Item 1.01 above is incorporated by reference into this Item 2.03.

On December 23, 2011, the Borrowers borrowed approximately $10 million under the Credit Agreement and used the proceeds to pay off all outstanding amounts under the WestLB Credit Facility.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of December 23, 2011 by and among the lenders indentified on the signature pages thereto, Wells Fargo Capital Finance, LLC, REG Services Group, LLC and REG Marketing & Logistics Group, LLC.

10.2	General Continuing Guaranty dated as of December 23, 2011 in favor of Wells Fargo Capital Finance, LLC, as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2011

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Chad Stone
Chad Stone
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated as of December 23, 2011 by and among the lenders indentified on the signature pages thereto, Wells Fargo Capital Finance, LLC, REG Services Group, LLC and REG Marketing & Logistics Group, LLC.

10.2	General Continuing Guaranty dated as of December 23, 2011 in favor of Wells Fargo Capital Finance, LLC, as agent.